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EXHIBIT 23.1

Bark Corporation A/S
Att.: Mr. Bent Helvang, Chairman
Østergade 17-19, 3. floor
DK-1100 Copenhagen K
Denmark

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of our report dated March 12, 2008 related to the financial statements of Bark Corporation A/S appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

Copenhagen, March 12, 2008

Deloitte
Statsautoriseret Revisionsaktieselskab

/s/ Jørgen Holm Andersen	/s/ Thomas Elsborg Jensen

Jørgen Holm Andersen	Thomas Elsborg Jensen
State Authorised Public	State Authorised Public
Accountant (Denmark)	Accountant (Denmark)

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